Exhibit 10.1

EARN OUT MILESTONE AMENDMENT AGREEMENT

This Earn Out Milestone Amendment Agreement (the “Agreement”), by and among Charging Robotics Inc. (formerly known as Fuel Doctor Holdings, Inc.), a publicly-traded Delaware corporation (“Charging Robotics”) and the holders listed on Schedule 1 attached hereto (each, a “Holder” and collectively, the “Holders”), is entered into as of March 23, 2026 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the SEA (as defined below).

Recitals:

WHEREAS, Charging Robotics and Xylo Technologies Ltd. (formerly known as Medigus Ltd.) (“Xylo”) have entered into that certain Securities Exchange Agreement, dated March 28, 2023 (the “SEA”), pursuant to which, among other things, Charging Robotics issued to Xylo certain Milestone Warrants that vest upon the achievement of the Earn Out Milestones which were required to be achieved by December 31, 2025;

WHEREAS, following the date of the SEA, certain rights under the Milestone Warrants have been transferred among Xylo and the Holders, and each Holder currently holds the number of Milestone Warrants set forth opposite its name on Schedule 1 hereto; and

WHEREAS, in light of the ongoing situation in Israel and related security considerations, the Company and the Holders wish to extend the deadline for the Earn-Out Milestones applicable to the Milestone Warrants and to modify the vesting structure, in each case as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Earn Out Milestones Deadline. Notwithstanding anything to the contrary in the SEA or the Milestone Warrants, the Earn Out Milestones are hereby amended as follows (additions are underscored, deletions are struck-through):

(a) ~~Inhouse demonstration for automatic robotic charging of an electric vehicle~~ A demonstration of wireless charging system capable of charging electric vehicle located inside an automated parking system – until ~~31.12.2025~~ 31.12.2026.

(b) Conditional PO for 1st system for automatic car parks – until ~~31.12.2025~~ 31.12.2026.

(c) Commercial agreement for pilot with an organization which was approved by the board – until ~~31.12.2025~~ 31.12.2026.

2. Issuance Milestone Warrants. It is hereby clarified and agreed that the Holders shall be entitled to receive the Milestone Warrants only upon the achievement of all Earn-Out Milestones on or before December 31, 2026, and that no Milestone Warrants shall be issued prior to such time.

3. No Other Modifications. Except as expressly set forth in this Agreement, the Milestone Warrants and the provisions of the SEA shall remain unchanged and in full force and effect.

4. Conflicts. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the SEA, the Milestone Warrants, or any other agreement relating to the same subject matter, the terms of this Agreement shall prevail and supersede such conflicting terms.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

CHARGING ROBOTICS INC.

Name:	Yakov Baranes
Title:	Chief Executive Officer

CAPITALINK LTD.

Name:
Title:

L.I.A. PURE CAPITAL LTD.

Name:
Title:

Ariel Dor

Schedule 1

Milestone Warrants Holders

Holder	Milestone Warrants
Capitalink Ltd.	2,954,835
L.I.A. Pure Capital Ltd.	2,954,835
Ariel Dor	240,330
TOTAL	6,150,000